UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VENTAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Consistent with its commitment to strong corporate governance and responsiveness to its stockholders, on May 13, 2013, the Board of Directors of Ventas, Inc. (the “Company”) approved revisions to the Company’s Guidelines on Governance to adopt a policy against tax gross-up arrangements that generally restricts the Company from entering into new arrangements that obligate the Company to pay directly or reimburse an executive officer for any portion of the executive officer’s individual tax liability for benefits provided by the Company.  The revised Guidelines on Governance are available on the Company’s website at www.ventasreit.com/investor-relations/corporate-governance.

The policy formalizes the Company’s recent practice of not entering into new tax gross-up arrangements with its executive officers.  The Company’s Chief Executive Officer is not entitled to any tax gross-up benefits with respect to payments made in connection with a change of control.

In recognition of the adoption of the tax gross-up policy and the Company’s continued responsiveness to its stockholders, Amalgamated Bank’s LongView Large Cap 500 Index Fund has withdrawn its proposal regarding tax gross-up payments (Proposal 7) from presentation at the Company’s 2013 Annual Meeting of Stockholders to be held on May 16, 2013.  Accordingly, this proposal will not be considered and votes will not be tabulated with respect to this proposal at the Company’s Annual Meeting.